Exhibit 99.1

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (February 3, 2015) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2014.

2014 Fourth-Quarter Results:

•	Pre-tax income of $19.7 million, an increase of 29%

•	Revenue increased 9%; homes delivered decreased 1%

•	New contracts decreased 3%; community count decreased 4%

•	Backlog sales value increased 4%

2014 Full-Year Results:

•	Pre-tax income of $69.7 million, up 69%

•	Net income of $50.8 million, including a $9.3 million benefit from the reversal of our deferred tax valuation allowance

•	Diluted earnings per share of $1.65 ($1.34 per share excluding the deferred tax asset valuation allowance reversal)

•	New contracts decreased 3%

•	Revenue increased 17%; homes delivered increased 7%

•	Net debt to net capital ratio of 47%

For the fourth quarter of 2014, the Company reported net income of $11.0 million, or $0.36 per diluted share. For the year ended December 31, 2014, the Company reported net income of $50.8 million or $1.65 per diluted share. The Company’s effective tax rate for the fourth quarter of 2014 was 44%, while the rate for the year was 27%. The fourth quarter tax rate reflects an adjustment for state related matters, and the full year rate reflects a $9.3 million benefit from the reversal of our deferred tax valuation allowance. Net income was $14.3 million for the fourth quarter of 2013, or $0.48 per diluted share ($0.29 per diluted share excluding a $5.6 million reduction in our deferred tax asset valuation allowance that occurred in 2013’s fourth quarter). For the year ended December 31, 2013, the Company reported net income of $151.4 million or $5.24 per diluted share, including a $112.8 million benefit from the reversal of a majority of our deferred tax asset valuation allowance.

New contracts for 2014's fourth quarter were 773 - decreasing 3% from 2013's fourth quarter of 793. For 2014, new contracts decreased 3% from 3,787 in 2013 to 3,663 in 2014. M/I Homes had 150 active communities at December 31, 2014 compared to 157 a year ago - a 4% decrease. The Company's cancellation rate was 19% in both the fourth quarter of 2014 and 2013. Homes delivered of 1,105 in 2014's fourth quarter were 1% lower than 2013’s 1,120 homes delivered. Homes delivered for the twelve months ended December 31, 2014 reached their highest level in eight years, increasing 7% to 3,721 from 2013’s deliveries of 3,472. The backlog of homes at December 31, 2014 had a total sales value of $425 million, a 4% increase over a year-ago, with backlog units of 1,222 and an average sales price of $348,000. At December 31, 2013, backlog total sales value was $408 million, with backlog units of 1,280 and an average sales price of $319,000.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased with our fourth quarter and full year results highlighted by earning $69.7 million of pre-tax income, a 69% increase over 2013. A number of factors contributed to our improved profitability for the year, including (1) a 7% increase in homes delivered, (2) a 10% increase in the average sale price of homes delivered, (3) a 17% increase in revenues, and (4) the combination of a 90 basis point increase in our gross margins and a 30 basis point reduction in our overhead expense ratio. As a result, we were able to improve our operating margin by 110 basis points to 6.8%. We were also pleased to end the year with a backlog sales value of $425 million, a 4% increase over a year ago and the highest level since 2006. In addition, our expansion into Texas began to contribute positively to our results , as we delivered over 200 homes in both Houston and San Antonio in 2014 and closed our first homes in Austin and Dallas --- and, we are expecting significant growth in Texas in 2015. Our new contract results, which declined 3% for the fourth quarter and the full year, were impacted by substantial delays that we encountered in getting many of our new communities opened timely which is evidenced by our 4% decline in community count. For 2015, we plan to open a significant number of new communities and grow our community count by more than 15%.”

Mr. Schottenstein continued, “Housing conditions in 2014 were choppy as we experienced inconsistent and uneven demand in most of our markets throughout the year. As we begin 2015, the combination of low interest rates, improving consumer confidence, continued improvement in employment levels and recent announcements by FHA that should improve mortgage availability, all bode well for our industry and suggest that housing conditions will improve and new home sales will increase in 2015. With our broad geographic footprint, opportunities for growth in Texas as well as our other markets, and well located existing communities along with the quality of the significant number of new communities that we plan to open in 2015, we believe we are positioned to grow and further improve our profitability and strengthen our returns in 2015.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through February 2016.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 90,400 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Collection (exclusively by M/I), and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

In this press release, we use adjusted EBITDA, a non-GAAP financial measure. Please see the “Non-GAAP Financial Results / Reconciliation” table below.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227

M/I Homes, Inc. and Subsidiaries
Summary Operating Results (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
New contracts	773	793	3,663	3,787
Average community count	149	152	151	142
Cancellation rate	19%	19%	16%	16%
Backlog units			1,222	1,280
Backlog sales value			$425,187	$408,017
Homes delivered	1,105	1,120	3,721	3,472
Average home closing price	$322	$292	$313	$286

Homebuilding revenue:
Housing revenue	$355,363	$326,702	$1,164,804	$992,078
Land revenue	4,394	3,409	20,254	16,165
Total homebuilding revenue	$359,757	$330,111	$1,185,058	$1,008,243

Financial services revenue	8,207	6,196	30,122	28,539

Total revenue	$367,964	$336,307	$1,215,180	$1,036,782

Cost of sales - operations	292,174	267,709	958,991	824,508
Cost of sales - impairment	2,031	1,568	3,457	5,805
Gross margin	73,759	67,030	252,732	206,469
General and administrative expense	27,510	27,105	88,830	79,494
Selling expense	22,973	20,899	81,148	68,282
Operating income	23,276	19,026	82,754	58,693
Income from unconsolidated joint ventures	(285)	(28)	(347)	(306)
Interest expense	3,816	3,752	13,365	15,938
Loss on early extinguishment of debt	—	—	—	1,726
Income before income taxes	19,745	15,302	69,736	41,335
(Benefit) provision for income taxes	8,759	1,041	18,947	(110,088)
Net income	$10,986	$14,261	$50,789	$151,423
Excess of fair value over book value of
preferred shares redeemed	—	—	—	2,190
Preferred dividends	1,219	1,218	4,875	3,656
Net income to common shareholders	$9,767	$13,043	$45,914	$145,577

Earnings per share:
Basic	$0.40	$0.54	$1.88	$6.11
Diluted	$0.36	$0.48	$1.65	$5.24

Weighted average shares outstanding:
Basic	24,489	24,358	24,463	23,822
Diluted	29,944	29,783	29,912	28,763

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2014	2013
Assets:
Total cash and cash equivalents(1)	$22,486	$142,627
Mortgage loans held for sale	92,794	81,810
Inventory:
Lots, land and land development	463,198	323,673
Land held for sale	10,647	8,059
Homes under construction	371,119	305,499
Other inventory	73,625	53,703
Total Inventory	$918,589	$690,934

Property and equipment - net	11,490	10,536
Investments in unconsolidated joint ventures	27,769	35,266
Deferred income taxes, net of valuation allowance(2)	94,412	110,911
Other assets	43,870	38,092
Total Assets	$1,211,410	$1,110,176

Liabilities:
Debt - Homebuilding Operations:
Senior notes	$228,469	$228,070
Convertible senior subordinated notes due 2017	57,500	57,500
Convertible senior subordinated notes due 2018	86,250	86,250
Notes payable - homebuilding	30,000	—
Notes payable - other	9,518	7,790
Total Debt - Homebuilding Operations	$411,737	$379,610

Notes payable bank - financial services operations	85,379	80,029
Total Debt	$497,116	$459,639

Accounts payable	75,338	70,226
Other liabilities	94,661	87,508
Total Liabilities	$667,115	$617,373

Shareholders' Equity	544,295	492,803
Total Liabilities and Shareholders' Equity	$1,211,410	$1,110,176

Book value per common share	$20.16	$18.18
Net debt/net capital ratio(3)	47%	39%

(1)	2014 and 2013 amounts include $7.0 million and $13.9 million of restricted cash and cash held in escrow, respectively.

(2)	2013 amount include gross deferred tax assets of $120.2 million, net of valuation allowances of $9.3 million.

(3)	Net debt/net capital ratio is calculated as total debt minus total cash and cash equivalents, divided by the sum of total debt minus total cash and cash equivalents plus shareholders' equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted EBITDA(1)	$33,480	$26,537	$113,574	$89,204

Cash used in operating activities	$(25,964)	$(33,538)	$(132,675)	$(73,974)
Cash used in investing activities	$(1,082)	$(2,652)	$(12,581)	$(35,554)
Cash provided by financing activities	$25,413	$22,440	$32,066	$92,755

Land/lot purchases	$54,068	$60,138	$237,739	$216,841
Land development spending	$51,056	$39,306	$144,269	$106,792
Land gross margin	$834	$16	$3,619	$1,973

Financial services pre-tax income	$2,992	$1,980	$14,177	$14,416

(1)	See “Non-GAAP Financial Results / Reconciliations” table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliations
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income	$10,986	$14,261	$50,789	$151,423
Add:
(Benefit) provision for income taxes	8,759	1,041	18,947	(110,088)
Interest expense, net of interest income	3,321	3,299	11,652	14,508
Interest amortized to cost of sales	5,211	3,880	16,443	15,175
Depreciation and amortization	2,234	1,979	8,296	8,311
Non-cash charges	2,969	2,077	7,447	9,875
Adjusted EBITDA	$33,480	$26,537	$113,574	$89,204

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2014	2013	Change	2014	2013	Change
Midwest	243	302	(20)%	1,336	1,364	(2)%
Southern	307	247	24%	1,333	1,290	3%
Mid-Atlantic	223	244	(9)%	994	1,133	(12)%
Total	773	793	(3)%	3,663	3,787	(3)%

HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2014	2013	Change	2014	2013	Change
Midwest	445	400	11%	1,376	1,237	11%
Southern	383	388	(1)%	1,332	1,182	13%
Mid-Atlantic	277	332	(17)%	1,013	1,053	(4)%
Total	1,105	1,120	(1)%	3,721	3,472	7%

BACKLOG
	December 31, 2014			December 31, 2013
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	505	$177	$351,000	545	$170	$311,000
Southern	450	$153	$341,000	449	$138	$307,000
Mid-Atlantic	267	$95	$354,000	286	$100	$351,000
Total	1,222	$425	$348,000	1,280	$408	$319,000

LAND POSITION SUMMARY
	December 31, 2014			December 31, 2013
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	3,551	2,156	5,707	3,731	2,366	6,097
Southern	5,016	4,900	9,916	4,337	4,601	8,938
Mid-Atlantic	2,794	2,308	5,102	2,031	2,765	4,796
Total	11,361	9,364	20,725	10,099	9,732	19,831